Exhibit 23.5

Consent of Independent Auditor
The Board of Directors
TGGT Holdings, LLC:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-177900, 333-159930, 333-156086, 333-132551, 333-133481, and 333-146376) and Form S-3 (Nos. 333-145885, 333-166131 and 333-169253) of EXCO Resources, Inc. and subsidiaries of our report dated February 21, 2013, with respect to the consolidated balance sheets of TGGT Holdings, LLC as of December 31, 2012 and 2011, and the related consolidated statements of operations, cash flows, and members’ equity for each of the years in the three-year period ended December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10-K of EXCO Resources, Inc.
/s/ KPMG LLP
Dallas, Texas
February 21, 2013